Exhibit 10(m)(ii)
AMENDMENT
TO THE
HARRIS CORPORATION MASTER TRUST
     THIS AGREEMENT is made this 21st day of May, 2009 by and between HARRIS CORPORATION (the “Company”), a Delaware corporation, and THE NORTHERN TRUST COMPANY, an Illinois corporation of Chicago, Illinois (the “Trustee”);
     WHEREAS the Company and the Trustee executed the Harris Corporation Master Trust (the “Trust”) effective the 3rd day of November, 2003; and
     WHEREAS the Board of Directors of the Company approved the spin-off to its shareholders of all the shares of Harris Stratex Networks, Inc. (“Harris Stratex Networks”) owned by the Company;
     WHEREAS the distribution of the approximately 56 percent of the outstanding shares of Harris Stratex Networks owned by the Company, 32.9 million shares, will take place in the form of a taxable pro rata dividend of shares of Harris Stratex Networks Class A common stock payable on May 27, 2009, to shareholders of the Company, including the Trust, of record at the close of business on May 13, 2009, the record date for the spin-off dividend.
     WHEREAS shareholders of the Company will receive approximately .248 of a share of Harris Stratex Networks for every share of Company Stock they own on the record date.
     WHEREAS the Company and the Trustee desire to amend the Trust pursuant to Article XII to reflect the spin-off of Harris Stratex Networks;
     NOW, THEREFORE, the sections of the Trust set forth below are amended as follows, but all other sections of the Trust shall remain in full force and effect.
1. The definition of “Common Stock Investment Fund” in section 1.2(h) is hereby amended in its entirety as follows:
“(h) ‘Common Stock Investment Fund’ shall mean an Investment Fund composed of investments of (i) Company Stock, (ii) for the amount of time required in order to conduct an orderly liquidation and reinvestment in shares of Company Stock, shares of Harris Stratex Networks, Inc. (“ Harris Stratex Networks”) which are to be distributed to shareholders of the Company’s common stock in the form of a taxable pro rata dividend of

Harris Stratex Networks Class A common stock payable on May 27, 2009, and (iii) to the extent directed by the Investment Committee, interests in one or more collective short-term Investment Funds of the Trustee as provided in Section 5.2 herein.”
2. Sections 5.2(a) and (g) are hereby amended in their entirety as follows:
“(a) Notwithstanding the unrestricted powers conferred on the Trustee in this Agreement, the Common Stock Investment Fund shall be composed exclusively of (i) investments in Company Stock and (ii) for the amount of time required in order to conduct an orderly liquidation and reinvestment in shares of Company Stock, shares of Harris Stratex Networks Class A common stock which are to be distributed to shareholders of the Company’s common stock in the form of a taxable pro rata dividend payable on May 27, 2009; provided that, as and to the extent directed to do so by the Investment Committee from time to time in writing, the Trustee shall maintain a portion of the Common Stock Investment Fund in one or more collective short-term Investment Funds of the Trustee. Shares of Harris Stratex Networks shall be sold as soon as practicable upon the Trust Fund’s receipt of such shares. The Trustee, or an agent engaged by the Investment Committee if applicable, shall seek to liquidate the shares of Harris Stratex Networks within a reasonable timeframe subject to specific security liquidity constraints, any applicable restrictions that may apply to the sale of such shares and any other factors beyond the Trustee’s (or an agent if applicable) control, with the overall objective of minimizing transaction costs. The shares of Harris Stratex Networks may be sold through one or more broker-dealers and a variety of commission structures may be employed. The proceeds of such sales of shares of Harris Stratex Networks shall be reinvested in Company Stock to the extent such sale proceeds of Harris Stratex Networks exceed the cash target established by the Investment Committee for the Common Stock Investment Fund. The Trustee shall have no discretion to determine whether to hold or sell all or any shares of Company Stock or shares of Harris Stratex Networks. The Trustee shall purchase and retain the Company Stock in the Common Stock Investment Fund regardless of market fluctuations, and the Trustee shall sell such Company Stock only to meet administrative needs of a Participating Plan as directed by the Investment Committee. Notwithstanding anything in this agreement to the contrary, the Investment Committee shall have the authority to engage any person or entity to execute buys and sales of shares of Company Stock or execute sales of shares of Harris Stratex Networks held in the Common Stock Investment Fund, and in such case the Trustee shall not have the responsibility for such purchases and sale of Company Stock or sales of shares of Harris Stratex Networks. The Investment Committee shall notify the Trustee in writing of the amount or percentage of the Common Stock Investment Fund to be maintained in a collective short-term investment fund, and the Trustee shall not be required to advance funds to make any transfers or distribution from the Common Stock Investment Fund. Any cash held by the Trustee from time to time in the Common Stock Investment Fund may be invested in collective short-term investment funds of the Trustee. The Trustee shall have no duty to inform participants in the Participating Plans of the unique nature of the Common Stock Investment Fund.”
“(g) Except for the short-term investment of cash, the Investment Committee has limited the investment power of the Trustee in the Common Stock Investment Fund to the purchase of Company Stock. The Trustee shall not be liable for the purchase, retention, voting (other than as described in Section 5.2(b)) tender (other than as described Article XIII), exchange or sale of Company Stock and the retention and sale of shares of Harris Stratex Networks and the Company (which has the authority to do so under the laws of the state of its incorporation) agrees to indemnify the Trustee from any liability, loss and expense, including legal fees and expenses which the Trustee may sustain by reason of purchase, retention, tender, exchange or sale of Company Stock and retention and sale of shares of Harris Stratex Networks. This paragraph shall survive the termination of this Agreement.”
     IN WITNESS WHEREOF, the Company and the Trustee have caused this Amendment to be executed and their respective corporate seals to be affixed and attested by their respective corporate officers on the day and year first written above.

HARRIS CORPORATION
By:	/s/ Charles J. Greene
Its: Vice President, Tax and Treasurer

     The undersigned, Scott T. Mikuen, does hereby certify that he is the duly elected, qualified and acting Secretary of Harris Corporation (the “Company”) and further certifies that the person whose signature appears above is a duly elected, qualified and acting officer of the Company with full power and authority to execute this Amendment on behalf of the Company.

/s/ Scott T. Mikuen
Secretary, Harris Corporation

THE NORTHERN TRUST COMPANY
By:	/s/ Robert Draths
Its: Senior Vice President

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